Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES INC. REPORTS THIRD QUARTER 2012 RESULTS

- Company Completes Sale of Gaylord Hotels Brand and Hotel Management Rights to Marriott International -

- Hospitality Segment CCF Margin Increases 100 Basis Points -

NASHVILLE, Tenn. (November 6, 2012) – Ryman Hospitality Properties, Inc. (NYSE: RHP) today reported financial results for the third quarter of 2012. Highlights include:

•	The transformation of Gaylord Entertainment into Ryman Hospitality Properties was put into motion during the third quarter.

•

Despite the disruption to the business resulting from the sale of Gaylord Hotels to Marriott International on October 1, 2012, consolidated revenue increased 1.3 percent to $228.1 million in the third quarter of 2012 from $225.2 million in the same period last year. The hospitality segment, which includes Gaylord Opryland, Gaylord Palms, Gaylord Texan, Gaylord National and the Radisson Hotel at Opryland delivered total revenue of $207.9 million in the third quarter of 2012, an increase of 0.4 percent compared to $207.1 million in the prior-year quarter.

•

Revenue per available room[1] (“RevPAR”) for the third quarter of 2012 for the hospitality segment decreased 0.9 percent and total revenue per available room[2] (“Total RevPAR”) was flat, each compared to the third quarter of 2011. Total RevPAR for the third quarter of 2012 for the hospitality segment included attrition and cancellation fees of $1.7 million collected during the quarter compared to $1.4 million collected in the prior-year quarter.

•

Loss from continuing operations was $26.7 million, or $0.57 per fully diluted share (based on 46.5 million weighted average shares outstanding) in the third quarter of 2012 compared to a loss from continuing operations of $1.7 million, or $0.03 per fully diluted share, in the prior-year quarter (based on 48.4 million weighted average shares outstanding). Income from continuing operations for the third quarter 2012 includes $51.4 million in pretax expenses related to the Company’s conversion to a real estate investment trust (“REIT”). REIT conversion costs for the full year 2012, which have been segregated from the normal operating costs of the Company and presented separately in the accompanying financial information, include conversion costs incurred in the first and second quarter of 2012.

•	Adjusted EBITDA[3], which includes REIT conversion costs of $51.4 million, was a loss of $2.7 million in the third quarter of 2012 compared to income of $46.2 million in the prior-year quarter.

•

Consolidated Cash Flow[4] (“CCF”) was $22.6 million in the third quarter of 2012 compared to $48.8 million in the same period last year. CCF in the third quarter of 2012 included $30.3 million of costs associated with the REIT conversion process.

•

Gross advance group bookings in the third quarter of 2012 for all future periods were 338,434 room nights for the hospitality segment, a decrease of 22.2 percent compared to the same period last year. Net of attrition and cancellations, advance group bookings in the third quarter of 2012 for all future periods were 221,540 room nights, a decrease of 30.7 percent compared to the same period last year.

Colin V. Reed, chairman, chief executive officer and president of Ryman Hospitality Properties, stated, “This was an important quarter for our company, as we completed our transaction with Marriott and took another step closer to officially operating under the REIT structure. In the third quarter our focus was on achieving a smooth transition of the transfer of management of our resort hotel properties to Marriott on October 1st, completing the legal and regulatory steps associated with the conversion from Gaylord Entertainment to Ryman Hospitality Properties, establishing our new corporate organizational structure, and executing a stock repurchase and secondary offering. Our team has made significant progress on each of these fronts and is well-positioned to complete the REIT conversion process and elect REIT status effective January 1, 2013.

“Against the backdrop of the enormous change that took place across the entire company, we are pleased with how our business performed this quarter. We delivered an improved profitability performance at our properties, with a hospitality segment CCF margin increase of 100 basis points compared to the third quarter last year. We also saw slight increases in ADR and revenue in our hospitality segment, with Gaylord Palms and Gaylord National each posting particularly solid performances for the second consecutive quarter.

“In the third quarter we booked over 338,000 gross room nights and over 221,000 on a net room night basis. While these totals both were declines from the same period last year, given the magnitude of the disruption to our sales team as they prepared for integration into the Marriott system, we were pleased with this performance. We are confident that with the transaction behind us, the bookings performance should improve. In fact, during the month of October, group sales leads and tentative bookings for our hospitality segment each increased by over 20%, a solid indicator that the bookings pipeline is filling again and sales activity is increasing.”

Segment Operating Results

Hospitality

Key components of the Company’s hospitality segment performance in the third quarter of 2012 include:

•

Hotel properties’ RevPAR decreased 0.9 percent to $116.24 in the third quarter of 2012 compared to $117.25 in the prior-year quarter. Total RevPAR for the hotel properties was $280.49 in the third quarter of 2012 compared to $280.56 in the prior-year quarter.

•

Hotel properties’ CCF increased 4.1 percent in the third quarter of 2012 to $57.8 million compared to $55.5 million in the prior-year quarter. Hotel properties’ CCF Margin increased 100 basis points to 27.8 percent in the third quarter of 2012 compared to 26.8 percent for the same period last year.

•

Attrition for our hotel properties that occurred for groups that traveled in the third quarter of 2012 was 10.2 percent of the agreed-upon room block compared to 9.4 percent for the same period in 2011. In-the-year, for-the-year cancellations in the third quarter of 2012 for the hotel properties totaled 21,912 room nights compared to 19,927 in the same period of 2011. Attrition and cancellation fee collections for the hotel properties totaled $1.7 million in the third quarter of 2012 compared to $1.4 million for the same period in 2011.

At the property level, Gaylord Opryland generated revenue of $63.5 million in the third quarter of 2012, a 12.3 percent decrease compared to the prior-year quarter of $72.4 million, driven by decreases in occupancy and Average Daily Rate (“ADR”), and a difficult comparison as a result of a record revenue and profitability performance at the property in the third quarter of 2011. Occupancy for the third quarter of 2012 was down 3.7 percentage points to 69.6 percent compared to the prior-year quarter. ADR during the third quarter of 2012 decreased 2.4 percent to $149.39, compared to $153.12 in the prior-year quarter, driven by lower-rated SMERF (Social, Military, Educational, Religious, and Fraternal) groups. RevPAR in the third quarter of 2012 decreased 7.3 percent to $104.01 compared to $112.17 in the prior-year quarter, as a result of the declines in occupancy and ADR. Total RevPAR decreased 12.4 percent for the third quarter of 2012 to $239.31 compared to $273.21 in the prior-year quarter, due to the unfavorable group mix described above. CCF was $16.9 million for the third quarter of 2012, a 29.2 percent decrease compared to $23.8 million in the prior-year quarter, driven by lower outside-the-room spending in food and beverage banquets and outlets as a result of lower-rated group business. CCF Margin was 26.6 percent in the third quarter of 2012, a decrease of 6.3 percentage points from the prior-year quarter.

Gaylord Palms posted revenue of $35.3 million in the third quarter of 2012, a 32.3 percent increase compared to $26.7 million in the prior-year quarter. The increase was driven by growth in occupancy, ADR, and outside-the-room spending. Occupancy for the third quarter of 2012 increased 7.8 percentage points over the prior-year quarter to 74.0 percent, and was positively impacted by an increase in group room nights. Room nights in the third quarter of 2012 included approximately 4,000 room nights out-of-service for renovations compared to approximately 6,340 room nights out-of-service in the same period last year. ADR for the third quarter of 2012 increased 9.8 percent to $144.37, compared to $131.43 in the prior-year quarter as the mix of business at Gaylord Palms shifted to higher-rated group business. Third quarter 2012 RevPAR increased 22.8 percent to $106.83 compared to $87.02 in the prior-year quarter. Total RevPAR in the third quarter of 2012 increased 29.4 percent to $281.01 compared to $217.09 in the prior-year quarter driven by the increase in outside-the-room spending as the group mix shifted to higher-rated groups that spent more on food and beverage – most notably in banquets. CCF in the third quarter of 2012 increased 235.6 percent to $8.1 million compared to $2.4 million in the prior-year quarter. This resulted in a CCF Margin for the third quarter of 2012 of 22.8 percent, a 13.8 percentage point increase compared to 9.0 percent in the prior-year quarter.

Gaylord Texan posted revenue of $46.7 million in the third quarter of 2012, a 2.0 percent decrease compared to the prior-year quarter of $47.6 million. It is important to note that Gaylord Texan had a difficult comparison against the third quarter of 2011 when the property achieved its best third quarter revenue and profitability performance on record. Occupancy for the third quarter of 2012 decreased by 0.9 percentage points to 79.0 percent compared to the third quarter of 2011, driven by a decrease in transient room nights due to the July 4th holiday falling mid-week in 2012 and the resulting negative impact on leisure transient resort pool/room night packages. ADR decreased 0.4 percent to $166.84 in the third quarter of 2012 compared to $167.51 in the prior-year quarter, due to a decline in association group ADR. RevPAR in the third quarter of 2012 decreased 1.5 percent to $131.82 compared to $133.82 in the prior-year quarter. Total RevPAR decreased 2.0 percent in the third quarter of 2012 to $335.60 from $342.55 in the prior-year quarter, driven by a decrease in outside-the-room spending as the group mix shifted to lower-rated groups that spent less on banquet offerings and purchased fewer banqueted events. CCF in the third quarter of 2012 decreased 8.1 percent to $14.1 million compared to $15.3 million in the prior-year quarter, resulting in a 30.2 percent CCF Margin, a 2.0 percentage point decrease from 32.2 percent in the prior-year quarter.

Gaylord National generated revenue of $60.0 million in the third quarter of 2012, a 3.7 percent increase compared to the prior-year quarter of $57.9 million, driven by increases in ADR and outside-the-room spending. Occupancy for the third quarter of 2012 was down 6.0 percentage points to 69.9 percent compared to the prior-year quarter, driven by a decrease in small executive meetings which typically book in-the-year, for-the-year. ADR increased 6.1 percent in the third quarter of 2012 to $196.14 compared to $184.78 in the prior-year quarter due to an increase in higher-rated corporate groups with higher outside-the-room spending. RevPAR in the third quarter of 2012 decreased 2.3 percent to $137.07 compared to $140.25 in the prior-year quarter, driven by the decrease in occupancy. Total RevPAR increased 3.7 percent to $326.78 in the third quarter of 2012 compared to $315.19 in the prior-year quarter, driven by an increase in outside-the-room spending – most notably in banquets as several groups that traveled selected especially robust banquet packages. CCF increased to $18.2 million in the third quarter of 2012 compared to $13.3 million in the prior-year quarter. CCF in the third quarter in 2012 included a $2.3 million marketing and maintenance expense reimbursement associated with the municipal bonds received from Prince George’s County in 2008 in connection with the development of the hotel. Including the positive impact of the marketing and maintenance expense reimbursement, CCF increased 36.4 percent to $18.2 million in the third quarter of 2012 compared to $13.3 million in the prior year quarter. Including the positive impact of the marketing and maintenance expense reimbursement, CCF Margin increased 7.2 percentage points to 30.3 percent in the third quarter of 2012 compared to 23.1 percent in the prior-year quarter, driven by increases in ADR and continued margin management efforts at the property level that drove favorable food costs and reduced labor costs.

Reed continued, “Our properties performed solidly this quarter. Gaylord Palms delivered very strong results, posting impressive ADR and occupancy increases, which drove RevPAR and Total RevPAR growth of nearly 23 percent and over 29 percent, respectively. These results contributed to a 13.8 percentage point increase in CCF margin. While this type of growth is not sustainable every quarter, it is certainly an indicator that with the completed rooms renovation and amenity enhancements, Gaylord Palms is well positioned in the Orlando market moving forward. Gaylord Texan and Gaylord Opryland also performed solidly. However each posted modest declines compared to the third quarter of 2011, due to exceptionally difficult comparisons, as both properties delivered their best third quarter CCF performance of all time in 2011. Gaylord National was a strong performer this quarter, as lower occupancy was offset by a higher-rated group mix. This resulted in an increase in outside-the-room spending and Total RevPAR, which along with continued cost management contributed to a CCF margin increase. As a result of the improved performance of the hotel, we are pleased to report that we are now receiving both the marketing and maintenance reimbursement and cash on the accrued interest for the

Prince George’s County series “B” municipal bonds. Going forward, we expect that the marketing and maintenance expense reimbursement will generate an incremental $2 million of annual proceeds as evident in the third quarter of 2012.”

Opry and Attractions

Opry and Attractions segment revenue increased 11.4 percent to $20.2 million in the third quarter of 2012, compared to $18.1 million in the year-ago quarter driven by increased attendance at the Grand Ole Opry. The segment’s CCF increased to $6.0 million in the third quarter of 2012 from $4.8 million in the prior-year quarter.

Corporate and Other

Corporate and Other operating loss totaled $14.5 million in the third quarter of 2012 compared to an operating loss of $14.6 million in the same period last year. Corporate and Other CCF in the third quarter of 2012 was a loss of $10.7 million compared to a loss of $11.4 million in the same period last year. These figures exclude the REIT conversion expenses described below.

Real Estate Investment Trust (REIT) Conversion

On October 1, 2012, the Company completed the sale of the Gaylord Hotels brand and the rights to manage its four resort hotels to Marriott International for $210 million in cash. In addition to assuming the management responsibilities for these hotels, Marriott also assumed the management responsibilities for three local Nashville attractions – the General Jackson Showboat, Gaylord Springs Golf Links and Wildhorse Saloon. In addition, the Company expects that Marriott will assume management duties for the Radisson Hotel (to be renamed the Inn at Opryland) on December 1, 2012. The Company will continue to manage the Grand Ole Opry, the Ryman Auditorium and WSM-AM.

As a component of the REIT conversion, effective October 1, 2012 the Company’s predecessor, Gaylord Entertainment Company, merged with and into its wholly-owned subsidiary, Ryman Hospitality Properties, Inc. The merger was approved by the stockholders of Gaylord at a special meeting of stockholders held on September 25, 2012. As a result of the merger, each outstanding share of Gaylord common stock converted into the right to receive one share of Ryman Hospitality Properties common stock, and Ryman Hospitality Properties succeeded to and began conducting, directly or indirectly, all of the business conducted by Gaylord immediately prior to the merger. Ryman Hospitality Properties intends to elect to be taxed as a REIT for federal income tax purposes effective as of January 1, 2013. The Company believes it will be the only lodging REIT whose stated focus is on group-oriented destination hotels in urban and resort markets.

Also in conjunction with the REIT conversion, Ryman Hospitality Properties declared a special dividend on shares of its common stock on November 2, 2012 to purge its undistributed earnings and profits attributable to taxable periods ending prior to January 1, 2013. The special dividend will generally be treated as a taxable distribution to stockholders. Ryman Hospitality Properties stockholders as of the November 13, 2012 record date will have the option to elect to receive the special dividend in the form of cash or shares of Ryman Hospitality Properties common stock. Ryman Hospitality Properties expects to limit the total amount of cash payable in the special dividend to a maximum of 20% of the total value of the special dividend. The balance of the special dividend will be in the form of shares of Ryman Hospitality Properties common stock. If the total amount of cash elected by stockholders exceeds 20% of the total value of the special dividend, then, in general, the available cash will be prorated among those stockholders that elect to receive cash. Additional details and consequences of the special dividend will be described to stockholders in the election form and accompanying materials that will be mailed to stockholders in connection with the special dividend.

The Company has segregated all REIT conversion costs from normal operations and reported these amounts as REIT conversion costs in the accompanying financial information. During the third quarter of 2012, the Company incurred $51.4 million of various costs associated with this conversion. These costs include noncash impairment charges ($21.3 million), professional fees ($14.0 million), employment and severance costs ($10.3 million), underwriting costs ($2.8 million), and various other transition costs ($3.0 million).

Upon completion of the REIT conversion, the Company will no longer view independent, large-scale development of resort and convention hotels as a means of its growth. As a result of its decision to convert to a REIT, in connection with the preparation of its quarterly financial statements, the Company evaluated its previously capitalized costs associated with potential new developments and expansions of its existing properties. As discussed above, the Company incurred an impairment charge of $14.0 million with respect to the third quarter of 2012 to write off previously capitalized costs associated with a potential future expansion of Gaylord Opryland and the Company’s previous development project in Mesa, Arizona as a result of the Company’s decision to abandon these projects. In addition, the Company will not proceed with its previously announced Aurora, Colorado development project in the form previously anticipated. The Company will reexamine how the Aurora project can be completed with minimal financial commitment, although it may not identify such opportunity. The Company also abandoned certain other projects associated with its existing properties and recorded an additional impairment charge of $7.3 million with respect to the third quarter of 2012 to write off previously capitalized costs primarily associated with information technology projects.

Including the costs incurred in the first and second quarter and the costs noted above (but excluding non-cash impairment charges), the Company currently estimates that it will incur approximately $73 million in one-time costs related to the REIT conversion. The Company also anticipates that it will incur federal income taxes associated with the receipt of the purchase price in the Marriott sale transaction and other transactions related to the REIT conversion, net of remaining net operating losses, of approximately $10 million to $20 million. In addition, the Company will be required to make the special dividend on or before December 31, 2012 to be eligible to elect to be taxed as a REIT effective January 1, 2013.

Reed stated, “We are excited to have completed the Marriott transaction, and our relationship with Marriott to date has been an excellent one. The ongoing transition process is progressing smoothly and the Board and the management team would like to thank our employees, our partners at Marriott, and our stockholders for their ongoing efforts and support as we move through this challenging period. Looking towards the future we believe that our company will be well-positioned for sustained growth, and that with our focus on the group and meeting segment, we will offer a unique value proposition within the REIT sector.”

Development Update

As a REIT, the Company will no longer view large scale development of resort and convention center hotels as a means for growth. As a result, the Company will not proceed with its previously announced development projects in the form previously anticipated. In the third quarter, the Company informed the Mayor of Mesa, Arizona as well as DMB Associates, the land owner in Mesa that it will not be participating in the development phase of the Mesa project. Ryman Hospitality Properties is reexamining how the previously announced Aurora, Colorado project could be completed with minimal financial commitment through the development phase. This examination will be undertaken with investor expectations at the forefront, and management will keep investors informed as the process evolves.

Liquidity

As of September 30, 2012, the Company had long-term debt outstanding, including current portion, of $1,148.5 million and unrestricted cash of $24.2 million. At September 30, 2012, $260.0 million of borrowings were undrawn under the Company’s $925.0 million credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $252.0 million of availability under the credit facility. Subsequent to the end of the quarter, the Company received $210 million from Marriott International upon the closing of the sale transaction. In addition, the Company expects to distribute up to approximately $61.9 million in cash during the fourth quarter of 2012 as part of the special dividend.

Outlook

The following business performance outlook is based on current information as of November 6, 2012. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed concluded, “The transformation that our company has been undergoing negatively impacted our short-term bookings production for the second half of the year. Additionally, we have seen short-term cancellations at our four large hotels as a result of Hurricane Sandy’s landfall on October 29th. While these cancellations were minor at Gaylord Opryland, Gaylord Palms received a cancellation notice from a 6,000+ room night military group whose attendees were unable to depart from the Washington, D.C. area due to the storm. Gaylord National received cancellations that totaled over 7,000 room nights as a result of the storm. We estimate the total CCF impact from the storm at approximately $3 million. As a result of the impact of this storm, coupled with the temporary slowdown in our bookings during the transition process, we believe it is appropriate to revise our guidance to more appropriately reflect our expectations for the remainder of the year. We are tightening the top end of our guidance for Hospitality Segment RevPAR from an increase of 3 percent to 6 percent to an increase of 3 percent to 4 percent, and we are revising our guidance for Total RevPAR from an increase of 3 percent to 6 percent to an increase of 3 percent to 4 percent year-over-year. While Hurricane Sandy has negatively impacted our hospitality segment results, we are achieving improved performance in our Opry and Attractions segment as well as our Corporate and Other segment. Therefore, we are tightening the top end of our consolidated guidance to reflect a total Company CCF range of $235 million to $245 million in 2012. We anticipate that we will provide guidance as a REIT for 2013 when we report our fourth quarter and 2012 full year results in February of 2013.”

	Previous Full Year 2012 Guidance	Revised Full Year 2012 Guidance
Consolidated Cash Flow
Ryman Hospitality Properties	$235 - 252 million	$235 - 245 million

Hospitality Segment RevPAR	3% - 6%	3% - 4%
Hospitality Segment Total RevPAR	3% - 6%	3% - 4%

Note: The guidance above assumes 10,811 room nights out of service in 2012 due to the renovation of rooms at Gaylord Palms and a revised room count at Gaylord Opryland of 2,882 for 2012. As we have outlined in previous releases, the guidance above includes $3.1 million of expense incurred in the first quarter of 2012 as part of our effort to explore opportunities to unlock shareholder value, but excludes the $3.4 million of expense incurred in the second quarter of 2012, $30.3 million of expense incurred in the third quarter and any additional expenses that may be incurred in the fourth quarter of 2012 as part of the REIT conversion process. The guidance above does not include the potential impact on fourth quarter results from Marriott management fees, Marriott centralized/shared service fees or revenue and expense synergies that may be realized now that Marriott is managing the resorts.

Webcast and Replay

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10:00 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.

About Ryman Hospitality Properties, Inc.:

Ryman Hospitality Properties (NYSE: RHP), formerly known as Gaylord Entertainment Company, a leading hospitality and entertainment company based in Nashville Tennessee, is in the process of restructuring its assets and operations in order to elect to be taxed as a real estate investment trust (REIT) for federal income tax purposes effective as of January 1, 2013, at which time, Ryman Hospitality Properties intends to specialize in group-oriented, destination hotel assets in urban and resort markets. Ryman Hospitality Properties’ owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed, as of October 1, 2012, by world-class lodging operator Marriott International under the Gaylord Hotels brand. Other owned assets, managed or to be managed by an independent third-party manager prior to the REIT election, include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and the Radisson Hotel Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. Ryman Hospitality Properties also owns and operates a number of media and entertainment assets including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and WSM-AM. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Marriott sale transaction, the Company’s expectation to elect REIT status, the timing and effect of that election, the amount of conversion or other costs relating to the transactions, and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with refinancing our indebtedness prior to its various maturities, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the Company’s ability to elect and qualify for REIT status and the timing and effect(s) of that election, the Company’s ability to remain qualified as a REIT, the expected form, timing and amount of the special distribution of the Company’s accumulated earnings and profits, the effects of operating costs and business disruption related to the Marriott sale transaction and the REIT conversion, and the Company’s ability to realize cost savings and revenue enhancements from the proposed REIT conversion and the Marriott sale transaction. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room revenue by room nights available to guests for the period.
[2]

The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room revenue, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]

Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the Supplemental Financial Results contained in this press release.

[4]

As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income/(loss) plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of impairment charges, preopening costs, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
615-316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011
Revenues	$228,129	$225,232	$720,273	$682,745
Operating expenses:
Operating costs	134,822	135,817	409,021	402,441
Selling, general and administrative	44,510	42,704	139,162	128,830
REIT conversion costs	51,371	—	57,799	—
Casualty loss	173	162	719	630
Preopening costs	1	345	340	386
Depreciation and amortization	30,701	32,367	93,389	90,695

Operating income (loss)	(33,449)	13,837	19,843	59,763

Interest expense, net of amounts capitalized	(15,136)	(18,075)	(43,949)	(60,261)
Interest income	3,081	3,199	9,256	9,688
Income from unconsolidated companies	—	761	109	1,086
Other gains and (losses), net	2,251	(444)	2,251	(494)

Income (loss) before income taxes	(43,253)	(722)	(12,490)	9,782

(Provision) benefit for income taxes and discontinued operations	16,581	(937)	798	(4,769)

Income (loss) from continuing operations	(26,672)	(1,659)	(11,692)	5,013

Income (loss) from discontinued operations, net of taxes	(2)	53	—	61

Net income (loss)	$(26,674)	$(1,606)	$(11,692)	$5,074

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(0.03)	$(0.24)	$0.10
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$(0.57)	$(0.03)	$(0.24)	$0.10

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(0.03)	$(0.24)	$0.10
Income from discontinued operations, net of taxes	—	—	—	—

Net income (loss)	$(0.57)	$(0.03)	$(0.24)	$0.10

Weighted average common shares for the period:
Basic	46,546	48,399	48,073	48,331
Fully-diluted	46,546	48,399	48,073	50,613

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Sep. 30,	Dec. 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents - unrestricted	$24,230	$44,388
Cash and cash equivalents - restricted	1,150	1,150
Trade receivables, net	60,369	41,939
Deferred income taxes	546	8,641
Other current assets	53,167	48,538

Total current assets	139,462	144,656

Property and equipment, net of accumulated depreciation	2,172,788	2,209,127
Notes receivable, net of current portion	137,542	142,567
Long-term deferred financing costs	12,572	15,947
Other long-term assets	46,736	50,713
Long-term assets of discontinued operations	346	390

Total assets	$2,509,446	$2,563,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$99,537	$755
Accounts payable and accrued liabilities	196,245	168,975
Current liabilities of discontinued operations	217	186

Total current liabilities	295,999	169,916

Long-term debt and capital lease obligations, net of current portion	1,048,924	1,073,070
Deferred income taxes	98,345	108,219
Other long-term liabilities	172,052	166,209
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	893,675	1,045,535

Total liabilities and stockholders’ equity	$2,509,446	$2,563,400

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2012		2011		2012		2011
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$228,129	100.0%	$225,232	100.0%	$720,273	100.0%	$682,745	100.0%

Net income (loss)	$(26,674)	-11.7%	$(1,606)	-0.7%	$(11,692)	-1.6%	$5,074	0.7%
(Income) loss from discontinued operations, net of taxes	2	0.0%	(53)	0.0%	—	0.0%	(61)	0.0%
Provision (benefit) for income taxes	(16,581)	-7.3%	937	0.4%	(798)	-0.1%	4,769	0.7%
Other (gains) and losses, net	(2,251)	-1.0%	444	0.2%	(2,251)	-0.3%	494	0.1%
Income from unconsolidated companies	—	0.0%	(761)	-0.3%	(109)	0.0%	(1,086)	-0.2%
Interest expense, net	12,055	5.3%	14,876	6.6%	34,693	4.8%	50,573	7.4%

Operating income (loss)	(33,449)	-14.7%	13,837	6.1%	19,843	2.8%	59,763	8.8%
Depreciation & amortization	30,701	13.5%	32,367	14.4%	93,389	13.0%	90,695	13.3%

Adjusted EBITDA	(2,748)	-1.2%	46,204	20.5%	113,232	15.7%	150,458	22.0%
Preopening costs	1	0.0%	345	0.2%	340	0.0%	386	0.1%
Impairment charges	21,287	9.3%	—	0.0%	21,287	3.0%	—	0.0%
Other non-cash expenses	1,427	0.6%	1,453	0.6%	4,279	0.6%	4,359	0.6%
Stock option expense	334	0.1%	797	0.4%	1,830	0.3%	2,392	0.4%
Other gains and (losses), net	2,251	1.0%	(444)	-0.2%	2,251	0.3%	(494)	-0.1%
Loss on sales of assets	—	0.0%	445	0.2%	—	0.0%	495	0.1%

CCF	$22,552	9.9%	$48,800	21.7%	$143,219	19.9%	$157,596	23.1%

Hospitality segment (a)
Revenue	$207,941	100.0%	$207,092	100.0%	$667,036	100.0%	$634,607	100.0%
Operating income	27,947	13.4%	25,092	12.1%	114,067	17.1%	96,218	15.2%
Depreciation & amortization	26,095	12.5%	28,388	13.7%	80,977	12.1%	78,954	12.4%
Preopening costs	1	0.0%	345	0.2%	340	0.1%	386	0.1%
Other non-cash expenses	1,427	0.7%	1,453	0.7%	4,279	0.6%	4,359	0.7%
Stock option expense	67	0.0%	240	0.1%	461	0.1%	776	0.1%
Other gains and (losses), net	2,251	1.1%	(446)	-0.2%	2,251	0.3%	(449)	-0.1%
Loss on sales of assets	—	0.0%	447	0.2%	—	0.0%	450	0.1%

CCF	$57,788	27.8%	$55,519	26.8%	$202,375	30.3%	$180,694	28.5%

Opry and Attractions segment (a)
Revenue	$20,166	100.0%	$18,108	100.0%	$53,154	100.0%	$48,044	100.0%
Operating income	4,687	23.2%	3,498	19.3%	10,280	19.3%	6,721	14.0%
Depreciation & amortization	1,262	6.3%	1,296	7.2%	3,825	7.2%	3,968	8.3%
Stock option expense	33	0.2%	47	0.3%	91	0.2%	119	0.2%

CCF	$5,982	29.7%	$4,841	26.7%	$14,196	26.7%	$10,808	22.5%

Corporate and Other segment (a)
Revenue	$22		$32		$83		$94
Operating loss	(14,539)		(14,591)		(45,986)		(42,546)
Depreciation & amortization	3,344		2,683		8,587		7,773
Stock option expense	460		510		1,504		1,497
Other gains and (losses), net	—		2		—		(45)
(Gain) loss on sales of assets	—		(2)		—		45

CCF	$(10,735)		$(11,398)		$(35,895)		$(33,276)

REIT Conversion Costs (a)
Operating loss	$(51,371)		$—		$(57,799)		$—
Impairment charges	21,287		—		21,287		—
Stock option expense	(226)		—		(226)		—

CCF	$(30,310)		$—		$(36,738)		$—

Casualty Loss (a)
Casualty loss	$(173)		$(162)		$(719)		$(630)
Insurance proceeds	—		—		—		—

Operating loss	(173)		(162)		(719)		(630)

CCF	$(173)		$(162)		$(719)		$(630)

(a)	Individual segments exclude effect of REIT Conversion Costs and Casualty Loss, which is shown separately.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011

HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	71.8%	73.6%	73.6%	72.2%
Average daily rate (ADR)	$161.93	$159.25	$168.25	$165.75
RevPAR	$116.24	$117.25	$123.89	$119.66
OtherPAR	$164.25	$163.31	$178.04	$170.96
Total RevPAR	$280.49	$280.56	$301.93	$290.62

Revenue	$207,941	$207,092	$667,036	$634,607
CCF	$57,788	$55,519	$202,375	$180,694
CCF Margin	27.8%	26.8%	30.3%	28.5%

Gaylord Opryland

Occupancy	69.6%	73.3%	73.1%	72.6%
Average daily rate (ADR)	$149.39	$153.12	$153.65	$150.51
RevPAR	$104.01	$112.17	$112.30	$109.21
OtherPAR	$135.30	$161.04	$151.48	$152.55
Total RevPAR	$239.31	$273.21	$263.78	$261.76

Revenue	$63,452	$72,364	$208,300	$205,738
CCF	$16,861	$23,826	$63,130	$64,020
CCF Margin	26.6%	32.9%	30.3%	31.1%

Gaylord Palms (a)

Occupancy	74.0%	66.2%	80.9%	72.8%
Average daily rate (ADR)	$144.37	$131.43	$165.35	$155.55
RevPAR	$106.83	$87.02	$133.77	$113.26
OtherPAR	$174.18	$130.07	$216.64	$177.98
Total RevPAR	$281.01	$217.09	$350.41	$291.24

Revenue	$35,322	$26,704	$131,207	$109,943
CCF	$8,064	$2,403	$42,065	$27,919
CCF Margin	22.8%	9.0%	32.1%	25.4%

Gaylord Texan

Occupancy	79.0%	79.9%	73.5%	76.2%
Average daily rate (ADR)	$166.84	$167.51	$171.61	$176.16
RevPAR	$131.82	$133.82	$126.06	$134.19
OtherPAR	$203.78	$208.73	$209.76	$214.09
Total RevPAR	$335.60	$342.55	$335.82	$348.28

Revenue	$46,653	$47,585	$139,405	$143,635
CCF	$14,091	$15,331	$43,248	$47,848
CCF Margin	30.2%	32.2%	31.0%	33.3%

Gaylord National

Occupancy	69.9%	75.9%	71.3%	69.4%
Average daily rate (ADR)	$196.14	$184.78	$198.03	$194.37
RevPAR	$137.07	$140.25	$141.16	$134.85
OtherPAR	$189.71	$174.94	$188.80	$177.40
Total RevPAR	$326.78	$315.19	$329.96	$312.25

Revenue	$60,006	$57,879	$180,457	$170,147
CCF	$18,196	$13,342	$51,985	$40,243
CCF Margin	30.3%	23.1%	28.8%	23.7%

Nashville Radisson (b)

Occupancy	58.8%	63.7%	62.5%	62.1%
Average daily rate (ADR)	$101.96	$101.31	$104.03	$99.16
RevPAR	$59.97	$64.49	$65.00	$61.62
OtherPAR	$32.05	$27.18	$28.97	$19.83
Total RevPAR	$92.02	$91.67	$93.97	$81.45

Revenue	$2,508	$2,560	$7,667	$5,144
CCF	$576	$617	$1,947	$664
CCF Margin	23.0%	24.1%	25.4%	12.9%

(a)	Excludes 4,003 and 10,811 room nights that were taken out of service during the three months and nine months ended September 30, 2012, respectively, and 6,343 room nights taken out of service during the three months and nine months ended September 30, 2011, as a result of a rooms renovation program at Gaylord Palms.
(b)	Includes other hospitality revenue and expense.

Ryman Hospitality Properties and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	PREVIOUS GUIDANCE RANGE		REVISED GUIDANCE RANGE
	FOR FULL YEAR 2012		FOR FULL YEAR 2012

Ryman Hospitality Properties, Inc.
Estimated Operating Income/(Loss)	$104,950	$118,450	$104,950	$111,450
Estimated Depreciation & Amortization	119,900	122,400	119,900	122,400

Estimated Adjusted EBITDA	$224,850	$240,850	$224,850	$233,850
Estimated Pre-Opening Costs	$1,300	$1,400	$1,300	$1,400
Estimated Non-Cash Lease Expense	$5,800	$5,900	$5,800	$5,900
Estimated Stock Option Expense	3,050	3,850	3,050	3,850
Estimated Gains/(Losses), Net	0	0	0	0

Estimated CCF	$235,000	$252,000	$235,000	$245,000

Note: The guidance above assumes 10,811 room nights out of service in 2012 due to the renovation of rooms at Gaylord Palms and a revised room count at Gaylord Opryland of 2,882 for 2012. As we have outlined in previous releases, the guidance above includes $3.1 million of expense incurred in the first quarter of 2012 as part of our effort to explore opportunities to unlock shareholder value, but excludes the $3.4 million of expense incurred in the second quarter of 2012, $30.3 million of expense incurred in the third quarter and any additional expenses that may be incurred in the fourth quarter of 2012 as part of the REIT conversion process. The guidance above does not include the potential impact on fourth quarter results from Marriott management fees, Marriott centralized/shared service fees or revenue and expense synergies that may be realized now that Marriott is managing the resorts.